Exhibit 99.1

LOWRANCE NEWS

For Immediate Release	Company Contact:	Investor Contact:
	Douglas J. Townsdin	Berkman Associates
	Chief Financial Officer	(310) 277-5162
	(918) 437-6881	info@BerkmanAssociates.com

Lowrance to Restate Financials for Changes in the
Accounting Treatment of Stock Options

     TULSA, OKLAHOMA, June 15, 2004 . . . LOWRANCE ELECTRONICS, INC. (NASDAQ:LEIX) today announced that it will restate financial results for Fiscal 2003 and the first three quarters of Fiscal 2004 to reflect the Company’s determination that grants under the Company’s stock option plan require variable accounting treatment. Lowrance previously accounted for its stock option grants as fixed awards under the provisions of APB No. 25. However, due to the fact that one of the three methods participants may elect to pay their exercise price permits cashless exercise payment terms, Lowrance has since concluded the stock option grants should have been accounted for as variable awards under APB No. 25. Accordingly, the Company is amending its filings and will file today a Form 10-K/A for Fiscal 2003 and Form 10-Q/As for the first three quarters of Fiscal 2004. The net impact of the restatement reduces fully diluted EPS for Fiscal 2003 to $1.19, from $1.27, as initially reported. The net impact of the restatement reduces fully diluted EPS for the nine months ended April 30, 2004 to $1.46, from $1.70, as initially reported.

     Further, in order to conform with preferable stock compensation treatment, Lowrance has adopted in the current fourth quarter of Fiscal 2004 fair value accounting for its stock options, effective August 1, 2003 in accordance with SFAS No. 123. In accordance with the adoption provisions, when Lowrance files its Fiscal 2004 Form 10-K, it will again restate the quarterly information for the first three quarters of Fiscal 2004 as presented in its Form 10-Q/As.

     The impact of the adoption of SFAS No. 123 on the nine months ended April 30, 2004 will increase fully diluted EPS by $0.23 from $1.46 (as restated for variable award accounting) to $1.69. The combined impact of the restatement for variable award accounting and the adoption of SFAS No. 123 will reduce fully diluted EPS for the nine months ended April 30, 2004 to $1.69 from $1.70, as initially reported.

     “Neither the current restatement for variable award accounting nor the future restatement for fair value accounting have any cash flow impact and they actually increase stockholders’ equity. The net effect after our adoption of the preferable accounting for stock options results in only a penny reduction in our April 30, 2004 fully diluted EPS from what we initially reported,” said Darrell Lowrance, president and CEO.

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Exhibit 99.1

Lowrance to Restate Financials for Changes in the Accounting Treatment
of Stock Options
June 15, 2004
Page Two

     Lowrance will discuss the restatement and the adoption of fair value accounting for stock options in a conference call today at 10:00 AM Central Daylight Time. The toll free domestic telephone number is (877) 242-4349. The international telephone number is (706) 634-0959. For those unable to listen to the live broadcast, a replay will be available beginning approximately two hours after the event and lasting through Midnight Eastern Daylight Time on June 18, 2004 by dialing (800) 642-1687 domestically or (706) 645-9291 internationally and entering passcode number 8159712.

     The following table presents financial information for the nine months ended April 30, 2004 as initially reported, as restated for variable accounting and the restatement that will occur as a result of the adoption of fair value accounting.

About Lowrance Electronics

     Lowrance Electronics, Inc. (www.lowrance.com) designs, manufactures and markets SONAR and GPS products, digital mapping systems and other accessories under the brand names “Lowrance,” and “Eagle” Electronics. These products are primarily used in the following primary product markets: marine, general consumer (which includes outdoor recreational use and vehicular navigational systems) and aviation.

This press release includes certain statements concerning expectations for the future that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control, including, without limitation, further changes in our estimates based upon internal and third party analyses, and other factors discussed in the Company’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

(table attached)

Exhibit 99.1

LOWRANCE ELECTRONICS, INC.

Financial Information For The Nine Months Ended April 30, 2004
(000s Omitted, Except for per Share Data) (Unaudited)

		Restated For	Restated for
	As Initially	Variable	Fair Value
	Reported,	Accounting,	Accounting,
	May 13,	June 15,	Under
	2004	2004	SFAS No. 123
Net Sales	$84,800	$84,800	$84,800
Gross Profit	35,771	35,771	35,771
Operating Income	10,785	9,659	10,734
Pretax Income	10,017	8,891	9,966
Net Income	6,751	5,818	6,709

Fully Diluted Income Per Share	1.70	1.46	1.69

Total Assets	58,672	58,672	58,672
Current Liabilities	19,200	19,200	19,200
Long-Term Debt	12,965	12,965	12,965
Stockholders’ Equity	25,515	25,766	25,548
Net Cash Used In Operating Activities	(2,071)	(2,071)	(2,071)